Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Employment Agreement”), dated as of April 13, 2004, is between TippingPoint Technologies, Inc. (the “Company”), and Kip McClanahan (the “Executive”).

WHEREAS, the Company desires to enter into an employment relationship with the Executive upon the terms and conditions set forth in this Employment Agreement, and the Executive wishes to accept such employment relationship upon the terms and conditions set forth in this Employment Agreement.

NOW, THEREFORE, in consideration of and in reliance upon the foregoing and the covenants, obligations and agreements contained herein, the Company and the Executive hereby agree as follows:

1. Employment Period. The Company will employ the Executive, and the Executive will serve the Company, under the terms of this Employment Agreement for an initial term of one year (the “Initial Term”) commencing on January 1, 2004 (the “Effective Date”), and the term of this Employment Agreement shall thereafter be automatically renewed for successive one-year periods (each such period, a “Renewal Period”) unless either party sends written notice to the other party of its intention not to renew at least 90 days prior to the expiration of the Initial Term or the Renewal Period, as applicable. Notwithstanding the foregoing, this Employment Agreement and the Executive’s employment hereunder may be earlier terminated as provided in Section 4 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder, including the Initial Term and any Renewal Periods thereafter, shall be collectively referred to herein as the “Employment Period.”

2. Duties and Status.

During the Employment Period, the Executive shall serve as the Chief Executive Officer (“CEO”) of the Company and be responsible and report to the board of directors of the Company (the “Board”). During the Employment Period, the Executive shall have such authority and perform such duties which are consistent with the Executive’s title and position as the CEO of the Company, as well as such other duties as may be assigned by the Board from time to time. The Executive’s duties shall include, without limitation: (i) responsibilities with respect to all day-to-day operations of the Company; (ii) participation in planning, strategy and the business development of the Company; and (iii) hiring and firing authority with the advice and consent of the Board, or other duties as the Board may from time to time prescribe. The Executive shall be accountable to the Board to achieve goals and objectives related to the Executive’s sphere of operations, based on agreed upon business plan metrics, and such other goals and objectives as assigned by the Board from time to time. The Executive agrees to devote all of his time, efforts and skills exclusively to the performance of his duties and responsibilities under this Employment Agreement and will not provide his services to any other person or entity without advance written notice to the Company; provided, however, that nothing in this Employment Agreement shall preclude the Executive from devoting reasonable periods required for participating in professional, educational, philanthropic, public interest, charitable, social or community activities so long as such activities do not interfere with the Executive’s duties hereunder or involve any manner of activity that is competitive with or adverse to the best interests of the Company.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay the Executive an annualized base salary of $250,000, payable in accordance with the standard payroll practices of the Company; provided, however, that such amount shall be reviewed by the Board annually, and may, in the sole discretion of the Board, be increased. (The base salary paid to the Executive by the Company shall be referred to as the “Base Salary.”)

(b) Annual Incentive Bonus. Executive shall be eligible for an annual incentive bonus of $50,000 (paid in quarterly installments), provided that Executive meets the criteria for bonus eligibility set out by the Board. After the Effective Date, the Board shall, with input from Executive, establish criteria for bonus eligibility. The Board may revise such criteria annually. To be eligible to receive any payment of an incentive bonus, Executive must be employed by the Company as of the last day of the quarter for which the payment is made.

(c) Stock Options. Executive shall be eligible to receive stock options from the Company, subject to the terms of the applicable stock option agreements. In addition, Executive shall be entitled to the following stock options:

(i)	Immediately upon the Effective Date, an option to purchase 300,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), at an exercise price equal to the lower of $12.00 or the lowest daily closing price of the Common Stock on the Nasdaq National Market between November 21, 2003 and January 2, 2004. The option shall vest in four equal annual installments beginning January 1, 2005.

(ii)	Upon the closing of a transaction that is a Change in Control of the Company, 50% of the unvested shares subject to the option described in Section 3(c)(i) will immediately vest.

(iii)	If the transaction that results in a Change In Control occurs prior to July 30, 2005, on or before the closing of such transaction Executive shall receive a restricted stock grant of 50,000 shares that will immediately be vested on the date of grant.

(iv)	All unvested shares subject to the option described in Section 3(c)(i) will immediately vest if Executive’s employment is terminated without cause or is constructively terminated at any time after a Change in Control of the Company.

For purposes of this Agreement, a “Change in Control” shall mean (i) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company; (ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing fifty percent (50%) or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors; (iv) any person becomes after the Effective Date the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors other than in connection with a public offering of the Company’s securities; or (v) any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.

(d) Benefits. During the Employment Period, the Executive shall be invited to participate in all then operative employee benefit plans of the Company which are applicable generally to the Company’s similarly situated senior executives including, without limitation, being entitled to the following: (i) medical, dental, vision, and life insurance (such benefits to commence on the first day of the month following the Effective Date); (ii) participation in the Company’s 401(k) plan (commencing at the beginning of the quarter following the Effective Date); (iii) 18 days paid time off per year; and (iv) regular paid holidays (collectively, “Executive Benefits”). The Company will pay 100% of the group premiums for medical, dental, and vision insurance for the Executive; coverage for eligible dependents (as defined in the applicable plans) will be available at full cost to the Executive at the group rate. Executive’s participation in or entitlement for any such Executive Benefits shall at all times be subject to the terms and conditions of the plan documents or the Company policies governing such Executive Benefits. Nothing contained herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs, or fringe benefits, that it may adopt from time to time. All vacation and other time off must be scheduled for the mutual convenience of Executive and the Company and so as not to interfere with the successful operation of the Company.

(e) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive during the Employment Period for promoting the Company’s business, including expenses for entertainment, travel and similar items, upon the Executive’s periodic presentation of an itemized account of such expenditures, in accordance with the Company’s business expense reimbursement policy.

4. Termination. Either the Company or the Executive may terminate this Employment Agreement and the Executive’s employment at any time for any reason upon written notice to the other. Upon any termination of this Employment Agreement, the Employment Period and all rights and entitlements of the Executive pursuant to this Employment Agreement shall forthwith cease and terminate, and the Company shall have no liability or obligations whatsoever to the Executive, except as provided for in Section 5 hereof.

(a) Termination by the Company For Cause. The Company may terminate this Employment Agreement and the Executive’s employment at any time for “Cause.” For purposes of this Employment Agreement, “Cause” shall mean: (i) the Executive for any reason, including but not limited to death or disability, is unable to perform or fails to perform Executive’s duties for the Company to the reasonable satisfaction of the Company, and the Executive fails to correct his performance to the satisfaction of the Company within 15 business days after receipt by the Executive of written notice thereof given by the Company; (ii) Executive materially violates the policies or procedures of the Company as such policies and procedures are adopted or modified from time to time, or fails to follow directives of the Board, and the Executive fails to cure such violation or failure to follow such a directive to the satisfaction of the Company within 15 business days after receipt by the Executive of written notice thereof given by the Company; (iii) Executive is negligent or engages in misconduct in connection with the performance of Executive’s duties for the Company, and the Executive fails to cure his negligence or misconduct to the satisfaction of the Company within 15 business days after receipt by the Executive of written notice thereof given by the Company; (iv) Executive engages in improper conduct or misconduct, including but not limited to any act of fraud, theft, or embezzlement, any act involving moral turpitude, any act that would reflect unfavorably on the business or public image of the Company, and any act that violates any law, rule, or regulation; (v) Executive pleas to or is charged with, convicted of, or arrested, indicted, or arraigned for any misdemeanor involving moral turpitude or any felony; or (vi) there is any breach or threatened breach of Executive’s fiduciary duty and/or duty of loyalty to the Company, including but not limited to any breach or threatened breach of Executive’s obligations to the Company with respect to confidentiality, non-competition or non-solicitation, including any act in preparation of any such breach or threatened breach. The good faith determination of the Board as to whether Cause exists for purposes of this Employment Agreement shall be final and binding on all parties to this Employment Agreement absent manifest error.

(b) Termination by Executive With Good Reason. The Executive may terminate his employment at any time with “Good Reason.” For purposes of this Employment Agreement, “Good Reason” shall mean the occurrence of any of the following without the express written consent of the Executive: (i) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive’s position, authority or responsibilities, as contemplated by Section 2 of this Employment Agreement, or any other material adverse change or significant reduction in position, titles, reporting lines, authority or responsibilities, other than any such assignment, change, or reduction that is cured by the Company within 15 business days after receipt by the Company of written notice thereof given by the Executive; or (ii) the Company’s material breach of this Employment Agreement and such breach (if correctable) is not materially corrected within 15 business days of receipt of written notice from the Executive.

5. Severance.

(a) Termination by the Company Without Cause. The Company shall pay the Executive the severance described in Section 5(c) if: (i) the Company terminates the Executive’s employment without Cause (as defined in Section 4); and (ii) the Executive subsequently executes (within the time frame specified by the Company) and does not revoke a fully enforceable release substantially similar to the release attached as Exhibit A; provided, however, that the Company shall not be required to pay the Executive severance if the Company is terminating Executive’s employment after receiving notice that the Executive intends to terminate the Executive’s employment.

(b) Termination By Executive for Good Reason. Notwithstanding the last sentence of Section 5(a) above, the Company shall pay the Executive the severance described in Section 5(c) if the Executive: (i) gives the Board written notice that Executive intends to terminate his employment for Good Reason (as defined in Section 4) and indicates a termination date that is at least 15 days after the date such notice is given to the Board; (ii) terminates his employment for Good Reason on the date indicated in said notice; and (iii) subsequently executes (within the time frame specified by the Company) and does not revoke a fully enforceable release substantially similar to the release attached as Exhibit A; provided, however, that the Company shall not be required to pay Executive severance under the terms of this Section 5(b) if the Company terminates Executive’s employment for Cause prior to the intended termination date designated in Executive’s notice.

(c) Severance. If the Company is required to pay the Executive severance by the express terms of Section 3(a) or 3(b) above, the Company shall:

(i)	Continue to pay the Executive his base monthly salary for the greater of six months or the remainder of the Initial Term or the Renewal Period, as applicable, (in either event the “Severance Period”); and

(ii)	Reimburse the Executive for any health insurance premiums the Executive pays for:

(1)	COBRA continuation of coverage for Executive under the Company group health plan for as long as (and only for as long as) the Executive’s COBRA coverage continues under that plan (but not to exceed nine months); and

(2)	any subsequent health insurance coverage for Executive, other than health coverage under another employer’s plan, for a number of months equal to nine months less the number of months for which the Company reimbursed the Executive for COBRA coverage under the preceding clause (1);

provided, however, that the Company’s obligation to reimburse the Executive under the preceding clause (1) or (2) for any health insurance premiums will cease if and when group health coverage under another employer’s plan of either the Executive or his spouse is made available to the Executive notwithstanding that the Executive may not in fact become covered under such other employer’s plan.

All such payments to the Executive will be made in accordance with the regular payroll practices of the Company. The Executive agrees that the Company shall not be obligated to pay the Executive severance or separation pay of any kind except as expressly required by Section 5(a) or 5(b) and as expressly described in this Section 5(c). Furthermore, Executive shall be entitled to receive the severance payable under Section 5(c) only in the case of a termination of employment described in Section 5(a) or 5(b) and not in the event of any other termination of employment, including, without limitation, a termination on account of Executive’s death or disability. To the extent Executive may be entitled to any severance or similar pay under any other Company plan, policy, or practice, the severance payments provided under this Employment Agreement will be offset and reduced by the amount of such other severance or similar pay.

(d) Later Determined Cause. Notwithstanding any other provision of this Employment Agreement, if the Executive’s employment with the Company is terminated such that the Executive is entitled to severance from the Company and the Company later determines that Cause existed at the time of or prior to such termination, Executive shall not be entitled to any severance from the Company, and any and all severance payments from the Company to the Executive shall cease.

6. Miscellaneous.

(a) Withholding Tax. All payments required to be made by the Company to the Executive under this Employment Agreement shall be subject to the withholding of such amounts relating to tax (including federal and state income tax and withholdings, employment tax and withholdings, and excise tax) and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(b) Waiver. Failure of the Company at any time to enforce any provision of this Employment Agreement or to require performance by the Executive of any provisions hereof shall in no way affect the validity of this Employment Agreement or any part hereof or the right of the Company thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by the Company of that default or any other or subsequent default or breach.

(c) Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:

If to the Company:	Chairman of the Board TippingPoint Technologies, Inc. 7501B N. Capital of Texas Highway Austin, Texas 78731

If to the Executive:	Kip McClanahan TippingPoint Technologies, Inc. 7501B N. Capital of Texas Highway Austin, Texas 78731

Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Either party may change its address for notice by delivery of written notice thereof in the manner provided.

(d) Assignment. Except as set forth herein, no rights of any kind under this Employment Agreement shall, without the prior consent of the Company, be transferable to or assignable by the Executive or any other person, or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Employment Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

(e) Governing Law. This Employment Agreement shall be governed by and construed in accordance with the substantive laws of the state of Texas, without regard to the conflicts of law principles thereof.

(f) Counterparts. This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

(g) Headings. The headings in this Employment Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(h) Entire Agreement. THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE READ THIS EMPLOYMENT AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS. This Employment Agreement constitutes the entire understanding and agreement between the parties hereto concerning the subject matter hereof. All negotiations by the parties hereto concerning the subject matter hereof are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein. No supplement, modification, or amendment of this Employment Agreement shall be binding unless executed in writing by the parties hereto.

7. Arbitration. Any and all claims or disputes between Executive and the Company (including the validity, scope, and enforceability of this paragraph and claims arising under this Employment Agreement or any federal, state or local law prohibiting discrimination in employment or governing the employment relationship in any way) except as provided in the final sentence of this paragraph, shall be submitted for arbitration and resolution to an arbitrator. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitation. The arbitrator shall be selected by mutual agreement of the parties. Unless otherwise provided for in this Employment Agreement, the rules for resolution of employment disputes of the American Arbitration Association (“AAA”) shall apply. The arbitration filing fee and the arbitrator’s fees and expenses shall be divided equally between the parties, and each party shall pay its own attorney’s fees and expenses. The arbitrator’s award shall be final and binding. In the event either party must resort to the judicial process to enforce the provisions of this Employment Agreement, the award of an arbitrator or equitable relief granted by an arbitrator, the party seeking enforcement shall be entitled to recover from the other party all costs of litigation including, but not limited to, reasonable attorney’s fees and court costs. The arbitration proceedings and the Award shall be maintained by both parties as strictly confidential, except as otherwise required by court order or applicable law and with respect to the parties’ attorneys and tax advisors, and, with respect to the Company, members of its management and, with respect to Consultant, his family and close confidants. Notwithstanding any of the foregoing or any other provision of this Employment Agreement, any dispute or action involving the enforcement or enforceability of Executive’s obligations with respect to confidentiality, non-competition or non-solicitation or otherwise involving any attempt to prevent or permit the potential disclosure or misuse of the confidential or proprietary information of the Company, the potential solicitation of the customers, potential customers, or employees of the Company, or potential competition by Executive shall not be subject to arbitration under this Section 7.

INTENDING TO BE LEGALLY BOUND, the parties or their duly authorized representatives have signed this Employment Agreement as of the date first above written.

TIPPINGPOINT TECHNOLOGIES, INC.		EMPLOYEE

By:	/s/ ADAM CHIBIB	/s/ KIP MCCLANAHAN

Name:	Adam Chibib	Kip McClanahan
Title:	CFO

RELEASE AND SEPARATION AGREEMENT

This Agreement sets forth the mutual agreement of TippingPoint Technologies, Inc. (the “Company”), and Kip McClanahan (“Employee”) regarding Employee’s separation from employment with the Company. Employee and the Company agree that this Agreement is entered into as an amicable resolution of any and all matters arising between them. Employee agrees that, except as expressly set forth in this Agreement and the Company’s benefit plans, Employee is not entitled to receive from the Company the payment or distribution of any amounts of salary, benefits, cash, stock, stock options or other type of property.

1. Separation Effective Date. Employee’s employment with the Company ended on [DATE] (“Separation Effective Date”).

2. Consideration from the Company. Within 15 business days of the Company’s receipt of this fully executed Agreement, assuming the Agreement has not been revoked, the Company will pay Employee severance in the amount specified by Section 5(c) of the Employee’s Employment Agreement with the Company (less applicable taxes, if any).

3. Treatment of Employee Benefits including Stock and Stock Options. Employee understands and agrees that balances or vested balances Employee has in any Company benefit plan will be available to Employee consistent with applicable laws, regulations and the administrative provisions of the various plan documents. Any options to acquire shares of Company stock will expire or be exercisable in accordance with the terms and provisions of the applicable option agreements. Employee further understands that Employee will not receive any grants of stock or options from the Company in the future.

4. Complete Release. Employee hereby fully releases the Company and all of its owners, partners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, and affiliates (and agents, directors, officers, employees, representatives and attorneys of such subsidiaries and affiliates), from any and all known and unknown claims or demands Employee may have against any of them. Employee expressly waives and opts out of all claims, whether asserted on an individual or class action basis, against the Company (or any of the other parties released herein) arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence of any person released in this Agreement), and any federal, state or other governmental statute, regulation or ordinance, including, without limitation, the Age Discrimination in Employment Act. Employee represents that Employee has not assigned to any other person any of such claims and that Employee has the full right to grant this release. This release does not apply, however, to any claims that may arise under the Age Discrimination in Employment Act after this Agreement is executed.

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5. Non-Admission of Liability. Employee and the Company understand and agree that they are entering into this Agreement to, among other things, ensure an amicable and professional separation of Employee’s employment. By entering into this Agreement, neither Employee nor the Company admits any liability or wrongdoing.

6. Employment and Other Agreements. Employee agrees that, except as otherwise provided in this Agreement, the provisions of the Employment Agreement, stock option agreements and Proprietary Information and Inventions Assignment Agreement that Employee previously entered into with the Company remain in full force and effect, the terms of which are specifically incorporated into this Agreement by reference.

7. Confidentiality. Employee agrees that, except as may be required by law, court order, to enforce this Agreement or for defense, Employee will keep the terms, amount and fact of this Agreement completely confidential. Notwithstanding the foregoing, Employee may disclose pertinent information concerning this Agreement to Employee’s attorneys, tax advisors and financial planners, and Employee’s spouse and other close family members, provided they have previously been informed of and have agreed to be bound by this confidentiality clause. Employee understands and agrees that a breach of this confidentiality clause by any of the above named individuals will be deemed a breach of this Agreement by Employee.

8. Non-Disparagement. Employee agrees that, except as may be required by law or court order Employee will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of the Company or any other person or entity released herein. Employee further agrees that Employee will not voluntarily participate in, or aid or encourage any other party in connection with, any lawsuit or proceeding of any kind brought or asserted by any person or entity against the Company or any other person or entity released herein. Employee’s compliance with a subpoena or other legally compulsive process, will not be a violation of this provision.

9. Applicable Law and Venue. THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS. All disputes under this Agreement shall be subject to arbitration procedures as set forth in Section 7 of the Employment Agreement (including the limitations thereon).

10. Certain Acknowledgments. Employee acknowledges that Employee is executing this Agreement voluntarily with full knowledge of its contents. This Agreement constitutes the entire agreement between Employee and the Company and supersedes all prior oral or written negotiations and agreements with the Company concerning the subject matter hereof. Employee expressly represents that Employee is not relying on any representation other than those reflected in this Agreement. This Agreement may not be amended or modified except by a written agreement executed by Employee and an authorized officer of the Company. If any part of it is found to be invalid or unenforceable, the other portions shall remain valid and enforceable.

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11. Review and Revocation Periods. Employee may take up to 21 days to consider this Agreement before accepting it. Employee is advised to consult with an attorney before executing this Agreement. Employee may take as much or as little of this period as Employee chooses before signing the Agreement. If Employee accepts this Agreement, Employee must execute it by signing it and returning it before the expiration of the 21-day period. By executing this Agreement, Employee acknowledges that Employee was afforded a period of at least 21 days from the date the Company’s proposal was presented to Employee in which to consider it. Employee understands that any changes that the parties agree to make to this Agreement after it has been presented to Employee, whether such changes are material or non-material, will not restart the Consideration Period. In addition, Employee has a period of seven days following Employee’s execution of this Agreement within which to revoke it. To revoke this Agreement, Employee must notify the Company in writing within seven days from the date Employee executed this Agreement.

12. Severability. The fact that one or more paragraphs of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining paragraphs of this Agreement.

Date:	__________

Kip McClanahan
“Employee”

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